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                                                                    Exhibit 11.1
                                                                    ------------


                               ON ASSIGNMENT, INC.

                  STATEMENT OF COMPUTATION OF NET EARNINGS PER
                       COMMON AND COMMON EQUIVALENT SHARES

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

                                                                  Years Ended December 31,
                                                      ----------------------------------------
                                                          1994           1995           1996
                                                         ------         ------         -------

Net income used to compute primary and fully
  diluted earnings per share                          $3,481,000     $4,341,000     $5,606,000
                                                      ----------     ----------     ----------

Weighted average number of shares outstanding          4,845,000      4,987,000      5,103,000

Dilutive effect of stock options and warrants
                                                         279,000        278,000        346,000
                                                      ----------     ----------     ----------

Number of shares used to compute primary and
  fully diluted earnings per share
                                                       5,124,000      5,265,000      5,449,000
                                                      ----------     ----------     ----------

Net earnings per share                                $     0.68     $     0.82     $     1.03
                                                      ----------     ----------     ----------

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